EXHIBIT 15.2

CONSENT OF FANGDA PARTNERS

[Letterhead of Fangda Partners]

April 11, 2018

Baozun Inc.

Building B, No. 1268 Wanrong Road

Shanghai 200436

The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information - D. Risk Factors”, “Item 4. Information on the Company - B. Business Overview” and “Item 4. Information on the Company – C. Organizational Structure” in Baozun Inc.’s Annual Report on Form 20-F for the year ended December 31, 2017 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2018. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Fangda Partners
Fangda Partners